Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM RESERVE EXPERTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion or incorporation by reference of, our summary report dated February 12, 2026 included in the Annual Report on Form 10-K of Prairie Operating Co. (the “Company”) for the fiscal year ended December 31, 2025 into this Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”), and the related Prospectus of the Company, filed with the U.S. Securities and Exchange Commission. We also hereby consent to the references to our firm contained in the Registration Statement, including under the caption “Experts” in the Prospectus.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

By:
W. Todd Brooker, P.E.
President

Austin, Texas

May 7, 2026

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